UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2005

SHOPKO STORES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10876	41-0985054
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

700 Pilgrim Way

Green Bay, Wisconsin 54304

(Address of principal executive offices)

Registrant’s telephone number, including area code: (920) 429-2211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Items.

On June 30, 2005, ShopKo Stores, Inc. (the “Company”) issued a press release announcing the commencement of an offer to purchase for any and all of its outstanding $100 million principal amount of 9¼% Senior Notes due 2022 in connection with the previously announced definitive merger agreement that provides for the acquisition of the Company by Badger Retail Holding, Inc. and Badger Acquisition Corp., which are affiliates of Minneapolis-based private equity firm Goldner Hawn Johnson & Morrison Incorporated.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

THE ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE OR SELL OR A SOLICITATION OF CONSENTS WITH RESPECT TO ANY SECURITIES.  THE OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY BY THE OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT DATED JUNE 30, 2005.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions. Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 223 Pamida stores, 116 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept. With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO. For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

The press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales and other financial results. Such statements are subject to important factors that could cause ShopKo’s actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo’s current annual report on Form 10-K or as may be described from time to time in ShopKo’s subsequent SEC filings; and such factors are incorporated by reference.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 30, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOPKO STORES, INC.

Date:  July 1, 2005

/s/ Peter G. Vandenhouten

Peter G. Vandenhouten

Assistant General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 30, 2005